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                                EXHIBIT 23(h)(2)



                             REIMBURSEMENT AGREEMENT

         THIS REIMBURSEMENT AGREEMENT (the "Agreement") is made by and between Provident Mutual Life Insurance Company ("Provident Mutual"), a Pennsylvania mutual life insurance company, and Market Street Fund (the "Fund"), a Delaware business trust.

                                   WITNESSETH:


         WHEREAS, Provident Mutual offers and sells to the public variable life insurance policies, with the Separate Accounts established for these policies continuously investing in shares of the respective Portfolios of the Fund as the investment vehicle for these Separate Accounts and the policies; and

         WHEREAS, the Fund currently offers eleven (11) portfolios (and may offer new portfolios in the future) (each, a "Portfolio") listed on the appendix attached to this Agreement, which may be amended from time to time under this Agreement (the "Appendix"), each of which Portfolio generally bears the Portfolio's own costs and expenses, including those costs and expenses as investment advisory fees, administrative fees, custodian costs, and legal, accounting, and printing expenses, as well as a pro-rata portion of the costs and expenses of the Fund as a whole, including, but not limited to, the fees and expenses of the Fund's Trustees, costs of insurance and professional group memberships; and

         WHEREAS, Provident Mutual has undertaken voluntarily to bear a portion of each Portfolio's costs and expenses to avoid any potential detriment to the policyholders of these policies arising from the impact of these costs and expenses on the Portfolio's assets;

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. TERMINATION. All reimbursement agreements prior to this date are hereby terminated.

2. EXPENSE CAPS FOR PORTFOLIO. For the Portfolios listed in the Appendix hereto, if the total ordinary operating expenses of a Portfolio, excluding advisory fees and extraordinary costs and expenses, such as attorneys' fees, court judgments, decrees or awards, or any other litigation costs in legal actions involving the Fund generally or the Portfolio specifically, or costs relating to indemnification of directors, officers, or employees of the Fund where these costs are not covered by the Fund's director and officer liability insurance, for any year are in excess of the annual rate of the percentage of the Portfolio's average daily net assets specified in the Appendix hereto, Provident Mutual shall reimburse the Fund for any expenses of the applicable Portfolio(s) in excess of this rate.
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3.       CALCULATION. The reimbursable amount, if any, shall be calculated daily and credited to the Fund on a monthly basis.

4.       EFFECTIVENESS. This Agreement shall be effective as of later of the date on which this Agreement is approved by the Fund's Board of Trustees or the close of business on the 26th day of January, 2001, which date shall be the day on which Market Street Fund, Inc., a Maryland corporation, reorganizes and redomesticates into Market Street Fund, a Delaware business trust.

5. DURATION. This Agreement shall continue until December 31, 2001, and, thereafter, for successive annual periods ending December 31 of each year; provided, that this continuance is specifically approved by the parties to the Agreement.

         IN WITNESS WHEREOF, the parties have caused this Reimbursement Agreement to be signed by their respective officials, duly authorized, as of the day and year first above written.


            ATTEST:                                 PROVIDENT MUTUAL LIFE
                                                    INSURANCE COMPANY


            By: /s/ James Bernstein                 By: /s/ Robert W. Kloss
               --------------------------               ------------------------
            Name: James Bernstein                   Name: Robert W. Kloss
            Title: Assistant General Counsel        Title: President


            ATTEST:                                 MARKET STREET FUND


            By: /s/ James Bernstein                 By: /s/ Rosanne Gatta
               --------------------------               ------------------------
            Name: James Bernstein                   Name: Rosanne Gatta
            Title: Secretary                        Title: President
                   Compliance Officer



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                                    APPENDIX

               PORTFOLIO                             ANNUAL EXPENSE CAP RATES
                                         (AS A PERCENT OF THE AVERAGE DAILY NET ASSETS)

     All Pro Broad Equity Portfolio                           0.16%
    All Pro Small Cap Value Portfolio                         0.40%
   All Pro Small Cap Growth Portfolio                         0.40%
    All Pro Large Cap Value Portfolio                         0.40%
   All Pro Large Cap Growth Portfolio                         0.40%
        Mid-Cap Growth Portfolio                              0.20%
         International Portfolio                              0.75%
       Equity 500 Index Portfolio                             0.04%
           Balanced Portfolio                                 0.40%
             Bond Portfolio                                   0.28%
         Money Market Portfolio                               0.25%





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